Exhibit 10.1

PROMISSORY NOTE

US$53,000	May 10, 2016

All references in this Note to monies are to U.S. Dollars

1. Promise to Pay.   In exchange for the sum of $53,000 (net of wire transfer fees) which CELL SOURCE INC., a Nevada Corporation (“Maker”) received from Main Street Restaurant Associates Inc. (“Holder”) on the date hereof, Maker promises to pay as set forth in this Promissory Note (“Note”)  Holder, the principal sum of $53,000 (the "Principal Amount").

2. Payment. All amounts payable here under shall be paid in lawful money of the United States by certified check or wire transfer. Maker may repay all or any portion of the unpaid principal amount of this Note without any premium or penalty. The unpaid principal and accrued interest under this Note shall become all due and payable on November 10, 2016 (the “Maturity Date”).  This Note shall bear interest at the rate of 6% per annum.

3. Notices. Any demand, notice or other communication to be given in connection with this Note shall be given in writing and shall be given by personal delivery, by registered mail or by electronic means of communication addressed to the recipient as follows:

To the Holder:	Main Street Restaurant Associates Inc.
244 Main Street
Worcester MA, Bnei Brak, 01608-1202
Email: ligorsubash@gmail.com

To Maker:	Cell Source, Inc.
5 Kineret Street
Bnei Brak, Israel 5126237
Attention: Itamar Shimrat
Email: ishimrat@cell-source.com

or to such other address, individual or electronic communication number as may be designated by notice given by either party to the others in accordance herewith. Any demand, notice or other communication given by personal delivery shall be conclusively deemed to have been given on the day of actual delivery thereof and, if given by registered mail, on the 5th day following the deposit thereof in the mail and, if given by electronic communication, on the day of transmittal (with receipt confirmed) thereof. If the party giving any demand, notice or other communication knows or ought reasonably to know of any difficulties with the postal system which might affect the delivery of mail, any such demand, notice or other communication shall not be mailed but shall be given by personal delivery or by electronic communication.

4. Amendments. Any provision of this Note may be amended only with the written consent of Maker and the Holder. Any amendment effected in accordance with this Section 4 shall be binding upon Maker and the Holder and their permitted assigns and successors.

5. No Right of Set Off. Maker shall have no right of set off or counterclaim with respect to the monies owing hereunder, and Maker hereby waive presentment; protest and notice of every kind and waives any defenses based upon indulgences, which may be granted by the Holder to Maker.

7. Jury Waiver. The Holder and Maker hereby waive the right to any jury trial in any action, proceeding, or counterclaim brought by either Holder or Maker against the other.

8. Governing Law.  This Note will be governed by the laws of the State of New York without regard to its conflicts of law provisions.

MAKER:	HOLDER:

CELL SOURCE, INC.	MAIN STREET RESTAURANT ASSOCIATES INC.

By:	By:
Name: Itamar Shimrat	Name: Ligor Shubashi
Title: CEO	Title: Secretary